EXHIBIT 15.2

[Jingtian & Gongcheng Letterhead]

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000 Facsimile: (86-10) 5809-1100

Country Style Cooking Restaurant Chain Co., Ltd. (the “Company”)

No. 1-2, 5F Mingyi Floor, Junhao Building

No. 8 Jianxin North Road

Jiangbei District, Chongqing

People’s Republic of China

April 25, 2012

Dear Sirs,

Re: Filing of Form 20-F of the Company

We refer to the Form 20-F of the Company dated April 25, 2012 to be filed with U.S. Securities and Exchange Commission (“SEC”).

We hereby give our consent, and confirm that we have not withdrawn our consent, to the filing of the Form 20-F with SEC and all references to our name and our opinion in the form and context in which they appear in the Form 20-F.

Yours faithfully,

For and on behalf of

Jingtian & Gongcheng

/s/ Yang ZHAO

Name: Yang ZHAO

Position: Partner